March 23, 2000

            DST SYSTEMS, INC, ANNOUNCES NEW SHARE REPURCHASE PROGRAM

DST Systems, Inc. (DST) announced today a new share repurchase program. The DST Board authorized repurchase of an additional 4,000,000 shares of DST common stock. This program is in addition to its previously announced 4,175,000 share repurchase program under which 2,805,000 shares remain to be repurchased.

Of the additional 4,000,000 shares to be purchased, 960,000 shares will be to provide shares to meet expected additional share requirements under various DST options, incentive, and benefit plans. These 960,000 shares will be repurchased at a rate of approximately 40,000 shares per month over the next twenty-four months.

The 3,040,000 share balance of the additional shares will be purchased from time to time during a 30-month period ending September 30, 2002. The shares repurchased will be used for general corporate purposes.

All repurchases will be made in private or open market transactions and in compliance with SEC regulations. The repurchase program will be funded from cash flow and other available sources.

To date, 1,370,000 shares have been repurchased under the previously announced 4,175,000 share program which is scheduled to end in August 2001.

DST provides sophisticated information processing and computer software services and products to mutual funds and other financial services organizations, output solutions primarily to the financial services, telecommunications and video services industries, and customer management software and services primarily to the video services and utilities industries.

The above release includes forward-looking statements. Actual future results could differ materially from those anticipated by such forward-looking statements. The differences could be caused by a number of factors, including but not limited to, those factors identified in a Current Report on Form 8-K/A-3 dated March 25, 1999, filed by the company with the Securities and Exchange Commission (Commission File No. 1-14036). DST will not update any forward-looking statements in this press release to reflect future events.

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DST Systems, Inc.
333 West 11th St.
Kansas City, MO
64105-1594

NYSE Symbol:  DST
CHX Symbol:   DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer